Exhibit E

Navios Maritime Acquisition Corporation

Announces

Offer to Acquire

Outstanding Units of Navios Maritime Midstream Partners L.P.

MONACO, June 28, 2018 (GLOBE NEWSWIRE) — Navios Maritime Acquisition Corporation (“Navios Acquisition”) (NYSE:NNA), an owner and operator of tanker vessels, announced today that it has submitted a proposal to the board of directors of Navios Maritime Midstream Partners L.P. (“Navios Midstream”) (NYSE:NAP) to acquire the publicly held units of Navios Midstream not already owned by Navios Acquisition in a stock for units exchange.

Subject to negotiation and execution of a definitive agreement, Navios Acquisition is proposing consideration of 6.292 Navios Acquisition shares for each outstanding publicly held unit of Navios Midstream as part of a transaction that would be structured as a merger of Navios Midstream with Navios Acquisition. The proposed consideration represents a value of $3.838 per common unit of Navios Midstream based on the closing price of Navios Acquisition’s shares as of June 28, 2018. The proposed transaction is expected to be a tax-free exchange to Navios Midstream’s unit holders for US federal income tax purposes.

The proposed transaction is subject to the negotiation and execution of a definitive agreement, approval of the board of directors of Navios Acquisition and the necessary approvals under Navios Midstream’s limited partnership agreement. The consummation of the proposed transaction would be subject to customary closing conditions. There can be no assurance that any such approvals will be forthcoming, that a definitive agreement will be executed, or that any transaction will be consummated.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. This communication is not a substitute for any documents that may be filed with the SEC or sent to equity holders in connection with the proposed transaction. Equity holders are urged to read those documents, which will contain important information.

About Navios Maritime Acquisition Corporation

Navios Acquisition (NYSE:NNA) is an owner and operator of tanker vessels focusing on the transportation of petroleum products (clean and dirty) and bulk liquid chemicals. For more information about Navios Acquisition, please visit our website:
www.navios-acquisition.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations, including with respect to Navios Acquisition’s stock repurchases, future dividends, future cash flow generation and Navios Acquisition’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “may,” “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenue and time charters. These forward-looking statements are based on the information available to, and the expectations and assumptions deemed reasonable by, Navios Acquisition at the time these statements were made. Although Navios Acquisition believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Acquisition. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us, tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand, the aging of our vessels and resultant increases in operation and dry docking costs, the loss of any customer or charter or vessel, our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all, increases in costs and expenses, including but not limited to: crew wages, insurance, provisions, port expenses, lube oil, bunkers, repairs, maintenance and general and administrative expenses, the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business, potential liability from litigation and our vessel operations, including discharge of pollutants, general domestic and international political conditions, competitive factors in the market in which Navios Acquisition operates; risks associated with operations outside the United States; and other factors listed from time to time in the Navios Acquisition’s filings with the U.S. Securities and Exchange Commission, including its annual and interim reports filed on Form 20-F and Form 6-K. Navios Acquisition expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Acquisition’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Navios Acquisition makes no prediction or statement about the performance of its common stock.

Investor Relations Contact

Navios Maritime Acquisition Corporation

+1.212.906.8644

info@navios-acquisition.com